Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Merritt 7, Norwalk, Connecticut	06851
(Address of Principal Executive Offices)	(Zip Code)

OLIN CORPORATION 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)

G. H. Pain
Vice President, General Counsel
and Secretary
Olin Corporation
501 Merritt 7
Norwalk, Connecticut 06851
(Name and address of agent for service)

203-750-3156
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities to be Registered	Amount to be registered	Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock (par value $1.00 per share)	100,000(1)	$17.54	$1,754,000	$162.00

Participating Cumulative Preferred Stock Purchase Rights	(3)	(3)	(3)	(3)

Deferred Compensation Obligations	$500,000	100%	$500,000	$46.00

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the Plan.

(2)
Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported for the Common Stock on August 5, 2002, on the New York Stock Exchange consolidated reporting system.

(3)
The rights are attached to the Common Stock pursuant to the Rights Agreement dated as of February 27, 1996, between Olin Corporation and Chemical Mellon Shareholder Services, L.L.C. The value attributable to the rights, if any, is reflected in the value of the Common Stock and the registration fee for the rights is included in the fee for the Common Stock.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

–	incorporated documents are considered part of the prospectus;

–	we can disclose important information to you by referring you to those documents; and

–	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(a)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

(c)  Our Special Reports on Form 8-K filed on May 8, 2002 and May 9, 2002;

(d)  The description of our Common Stock, par value $1.00 per share, contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 1991; and

(e)  The description of the Series A Participating Cumulative Preferred Stock Purchase Rights contained in our Form 8-A dated February 21, 1996.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this registration statement until this offering is completed:

–	reports filed under Section 13(a) and (c) of the Securities Exchange Act of 1934;

–	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders’ meeting; and

–	any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

Item 4.    DESCRIPTION OF SECURITIES

Not applicable; the class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item 5.    INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the newly issued shares of Common Stock of the Company will be passed upon by G. H. Pain, Vice President, General Counsel and Secretary. Mr. Pain owns shares of the Company through various employee benefit plans and has options to purchase shares.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the by-laws approved by shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Olin by-laws provide that the directors and officers shall not be liable for monetary damages to Olin or its shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer if either:

•	the director or officer has been adjudged to be liable to the corporation or

•
in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The Olin amended by-laws provide that Olin shall indemnify any director, officer or employee of Olin, or any person who, at the request of Olin, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at the request of Olin, whether or not he continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

•	a majority vote of a quorum of the directors who are not parties to such proceeding

•	if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors

•	by special legal counsel or

•	by the shareholders.

The Olin by-laws provide that any indemnification of a director, officer or employee shall be made unless:

•
the board of directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in the Olin by-laws, or

•
if there are not five such directors, Olin’s principal Virginia legal counsel, as last designated by the board of directors before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to Olin and the person seeking indemnification, delivers to Olin its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct

•	he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification and

•	a determination made on the facts then known would not preclude indemnification.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding.

Under the Olin by-laws, Olin shall advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to Olin an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he is not entitled to indemnification under the Olin by-laws. The Olin by-laws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking shall be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. Olin may refrain from, or suspend, payment of expenses if the Olin board of directors or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in the Olin by-laws.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.    UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on August 7, 2002.

OLIN CORPORATION

By:	/S/ G. H. PAIN
G. H. Pain

Title:	Vice President, General
Counsel and Secretary

POWER OF ATTORNEY

We the undersigned officers and directors of Olin Corporation, hereby severally constitute and appoint George H. Pain, Peter C. Kosche, and Anthony W. Ruggiero, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DONALD W. GRIFFIN Donald W. Griffin	Director and Chairman of the Board	August 7, 2002

/S/ JOSEPH D. RUPP Joseph D. Rupp	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2002

/S/ ANTHONY W. RUGGIERO Anthony W. Ruggiero	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	August 7, 2002

/S/ WILLIAM W. HIGGINS	Director	August 7, 2002

/S/ RANDALL W. LARRIMORE Randall W. Larrimore	Director	August 7, 2002

Signature	Title	Date

/S/ STEPHEN F. PAGE Stephen F. Page	Director	August 7, 2002

/S/ G. JACKSON RATCLIFFE, JR. G. Jackson Ratcliffe, Jr.	Director	August 7, 2002

/S/ RICHARD M. ROMPALA Richard M. Rompala	Director	August 7, 2002

/S/ MARY E. GALLAGHER Mary E. Gallagher	Vice President and Controller (Principal Accounting Officer)	August 7, 2002

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

5	Opinion of Counsel.

23.1	Consent of Independent Auditor

23.2	Consent of Counsel (contained in Exhibit 5)